Exhibit 99.1

- NEWS RELEASE -

Date:	July 19, 2004
Source:	Crescent Financial Corporation
(919) 460-7770

Crescent Financial Corporation

Announces 39% Earnings Increase for

Second Quarter

CARY, N.C. – Crescent Financial Corporation, parent company of Crescent State Bank, reported net income for the three-month period ended June 30, 2004 of $519,000 compared with $374,000 for the comparative period ended June 30, 2003, representing a 39% increase in earnings. Diluted earnings per share for the current three-month period was $.14 compared to $.12 for the three-month period ended June 30, 2003.

The increase in earnings was the result of strong growth in both net interest income and non-interest income. Net interest income increased by 51% from $1.6 million for the prior year period to $2.5 million for the three-month period ended June 30, 2004. Non-interest income, which includes revenue from service charges on deposit accounts, mortgage origination fees and other customer service and activity fees, increased by 71% from $342,000 to $585,000. Non-interest expenses increased by 69% from $1.3 million to $2.1 million.

For the six months ended June 30, 2004, Crescent Financial Corporation reported net income of $982,000 or $.26 per diluted share compared with $737,000 or $.24 per diluted share for the six months ended June 30, 2003. Net interest income increased by 68% from $3.2 million for the prior year period to $4.8 million for the six-month period ended June 30, 2004. Non-interest income increased by 66% to $1.1 million in the current period compared with $646,000 in the prior year period. Non-interest expenses increased by 67% from $2.4 million to $4.1 million.

Despite the impact on net interest margin due to the extended period of low interest rates, Crescent has been able to increase net interest income through expansion and growth in earning assets. In the last thirteen months, we have expanded into four new North Carolina markets; two branches were acquired in Pinehurst and Southern Pines, a new branch was opened in Holly Springs and a loan production office was opened in Sanford. The Bank has recently received regulatory approval to convert the loan production office to a full-service branch. The branch should open during the fourth quarter of 2004.

Crescent Financial Corporation reported a 36% increase in total assets over the past twelve months growing to $309 million as of June 30, 2004 from $227 million at June 30, 2003. Total net loans grew almost $102 million or 73% to $241 million at June 30, 2004 compared with $139 million at June 30, 2003. Total deposits increased by $65 million to $263 million at June 30, 2004 from $198 million a year ago.

Commenting on the performance, Mike Carlton, President and Chief Executive Officer stated, “We are very pleased with the financial results to date. Our focus from day one has been to maintain sound asset growth while continuing to increase earnings. The second quarter report reflects the results of our plan and our continued commitment to increase franchise value for the shareholders. Each of our employees remains very focused on delivering exemplary personal service to our customers. Through their efforts, we are quickly becoming the bank of choice in each of the communities we serve.”

Crescent State Bank is a non-member state chartered bank operating seven banking offices in Cary (2), Apex, Clayton, Holly Springs, Southern Pines and Pinehurst, North Carolina. The Bank also operates a loan production office in Sanford, North Carolina. Crescent Financial Corporation stock can be found on the NASDAQ Small Cap Market trading under the symbol CRFN. Investors can access additional corporate information, product descriptions and online services through the Bank’s website at www.crescentstatebank.com.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Crescent Financial Corporation’s recent filings with the Securities Exchange Commission, including but not limited its Annual Report on Form 10-KSB and its other periodic reports.

Crescent Financial Corporation and Subsidiary

Consolidated Comparative Income Statements (Unaudited)

(000s omitted except for per share data)

	Three Months Ended June 30, 2004	Three Months Ended June 30, 2003	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003
Interest Income	3,730	2,418	7,346	4,754
Interest Expense	1,277	797	2,508	1,587

Net interest income	2,453	1,621	4,838	3,167
Provision for loan losses	129	120	384	228

Net interest income after provision for loan losses	2,324	1,501	4,454	2,939

Non-interest income	585	342	1,076	646
Non-interest expense	2,139	1,262	4,071	2,439

Income before taxes	770	581	1,459	1,146

Income tax expense (benefit)	251	207	477	409

Net income	519	374	982	737

Basic Net Income per Share Outstanding (a)	.15	.13	.28	.25

Diluted Net Income per Share Outstanding (a)	.14	.12	.26	.24

Weighted Average Number of Shares Outstanding Basic (a)	3,520,859	2,958,092	3,515,469	2,957,889

Weighted Average Number of Shares Outstanding Diluted (a)	3,710,948	3,084,429	3,708,439	3,072,704

(a)	2003 per share data has been adjusted to reflect the 6-for-5 stock split, effected as a 20% stock dividend, paid during the second quarter of 2004.

Crescent Financial Corporation and Subsidiary

Consolidated Balance Sheets (Unaudited)

(000s omitted)

	June 30, 2004	June 30, 2003	$ Change	% Change
Assets
Cash and non-interest bearing deposits	8,665	9,206	(541)	(6)
Interest-earning deposits with banks	463	1,836	(1,373)	(75)
Federal funds sold	783	45,759	(44,976)	(98)
Securities available for sale	41,487	26,627	14,860	56
Loans Receivable, net of allowance	240,643	139,207	101,436	73
Accrued interest and dividends receivable	976	607	369	61
Federal Home Loan Bank stock	825	500	325	65
Premises and equipment, net	2,986	1,816	1,170	64
Investment in life insurance	5,180	—	5,180	NM
Goodwill	3,600	—	3,600	NM
Other assets	3,775	1,242	2,533	204
Total Assets	309,383	226,800	82,583	36

Liabilities and Stockholders’ Equity

Liabilities
Total Deposits	262,640	197,892	64,748	33
Borrowed funds	12,443	10,000	2,443	24
Trust preferred securities	8,000	—	8,000	NM
Accrued interest payable	403	207	196	94
Accrued expenses and other liabilities	1,239	299	940	314
Total Liabilities	284,725	208,398	76,327	37

Stockholders’ Equity
Total Stockholders’ Equity	24,658	18,402	6,256	34

Total Liabilities and Stockholders’ Equity	309,383	226,800	82,583	36

Crescent Financial Corporation

Selected Financial Ratios

(000s omitted except per share data)

(unaudited)

	As of or for the three months ended June 30,		As of or for the six months ended June 30,
	2004	2003	2004	2003
Per share data: (a)
Basic earnings per share	$.15	$.13	$.28	$.25
Diluted earnings per share	$.14	$.12	$.26	$.24
Book value per share	$6.97	$6.22	$6.97	$6.22

Performance ratios:
Return on average assets	0.69%	0.83%	0.67%	0.84%
Return on average equity	8.33%	8.19%	7.92%	8.18%
Net interest margin	3.52%	3.75%	3.55%	3.80%

Asset quality:
Nonperforming loans	302	6	302	6
Nonperforming loans to total loans	0.12%	0.00%	0.12%	0.00%
Allowance for loan losses	1.46%	1.35%	1.46%	1.35%
Total nonperforming assets	322	166	322	166
Nonperforming assets to total assets	0.11%	0.07%	0.11%	0.07%

Capital ratios:
Equity to total assets	7.97%	8.11%	7.97%	8.11%

(a)	2003 per share data has been adjusted to reflect the 6-for-5 stock split effected as a stock dividend 20% paid during the second quarter of 2004.